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                                                                       EXHIBIT G

                             PROPOSED FORM OF NOTICE

                       SECURITIES AND EXCHANGE COMMISSION

(Release No. 35 - _______)

Filings under the Public Utility Holding Company Act of 1935 ("Act")

Xcel Energy Inc. ("Xcel Energy")

________, 2002


         Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to the provisions of the Act and rules promulgated under the Act. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) is/are available for public inspection through the Commission's Branch of Public Reference.

         Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by _______, 2002, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549-0609, and serve a copy on the relevant application(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing should identify specifically the issue of facts or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After ________, 2002, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

Xcel Energy Inc. (70-____)

         Xcel Energy Inc. ("Xcel Energy"), a registered holding company, located at 800 Nicollet Mall, Minneapolis, Minnesota 55402 ("Applicant"), has filed an application-declaration under Sections 6(a), 7 and 9 of the Act and Rules 53 and 54 under the Act.

         By order dated August 22, 2000(8), the Commission authorized Xcel Energy, among other things, (i) to issue up to $2.0 billion of common stock and long-term debt and (ii) to issue up to $1.5 billion of short-term debt, through September 30, 2003 (the "Authorization Period"). Applicant requests authority to increase the aggregate amount of common stock and long-term debt securities that it may issue during the Authorization Period from $2.0 billion to $3.0 billion.


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8     Holding Company Act Release No. 27218 ("Prior Order").


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The financing authorization requested by Xcel Energy would be subject to the following conditions:

                  (i) The securities would be issued at rates or prices and under conditions negotiated or based upon, or otherwise determined by, competitive capital markets;

                  (ii) The maturities of the debt securities would not exceed fifty years;

                  (iii) Any long-term debt to be issued by Xcel Energy (other than debt securities not rated by the rating agencies) will, at the time of original issuance, be rated at least investment grade by a nationally recognized credit rating organization; provided that Xcel Energy requests that the Commission reserve jurisdiction over the issuance of long-term debt in those circumstances where the security, upon issuance, would be unrated or would be rated below investment grade;

                  (iv) Xcel Energy's common equity as reflected on its most recent Form 10-K or Form 10-Q and as adjusted to reflect subsequent events that affect capitalization, will be at least 30% of consolidated total capitalization; provided that in any event when Xcel Energy does not satisfy the 30% common equity ratio, Xcel Energy may issue common stock pursuant to this authorization; and provided further that Xcel Energy requests that the Commission reserve jurisdiction over the issuance of long-term debt pursuant to this authorization at any time that Xcel Energy does not satisfy the 30% common equity ratio.

         Subject to the limits described above, Xcel Energy may sell common stock, options, warrants, stock purchase rights and other equity-linked securities or contracts to purchase common stock in any of the following ways:
(i) through underwriters or dealers; (ii) through agents; or (iii) directly to a limited number of purchasers or a single purchaser. In addition, Xcel Energy may also issue common stock in public or privately-negotiated transactions in exchange for the equity securities or assets of other companies, provided that the acquisition of any such equity securities or assets has been authorized in this proceeding or in a separate proceeding or is exempt under the Act or the rules thereunder.

         Subject to the limits described above, Xcel Energy's long-term debt (a) may be subordinated in right of payment to other debt and other obligations of Xcel Energy, (b) may be convertible into any other securities of Xcel Energy,
(c) will have maturities ranging from one to 50 years, (d) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at various premiums above the principal amount thereof, (e) may be entitled to mandatory or optional sinking fund provisions, (f) may provide for reset of the interest rate pursuant to a remarketing arrangement, and (g) may be called from existing investors by a third party. In addition, Xcel Energy may have the right from time to time to defer the payment of interest on all or a portion of its long-term debt (which may be fixed or floating or "multi-modal", i.e., where the interest is periodically reset, alternating between fixed and floating interest rates for each reset period). Xcel Energy contemplates that long-term debt securities would be issued and sold directly to one or more purchasers in privately-negotiated transactions or to one or more investment banking or underwriting firms or other entities who would resell such securities without registration under the Securities Act of 1933, as amended, in reliance upon one or more applicable exemptions from registration thereunder, or to the public either (i) through



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underwriters selected by negotiation or competitive bidding or (ii) through selling agents acting either as agent or as principal for resale to the public either directly or through dealers.

         Applicant also requests authorization to provide collateral to secure its debt securities, long-term and/or short-term, as it deems necessary or appropriate under the circumstance to meet its financing needs. Such debt securities may be secured by property of Xcel Energy; provided, however, in no event will assets of any Utility Subsidiary be used as security for the obligations of Xcel Energy. Further, Xcel Energy commits that it will not pledge any security of any public utility company, including the Utility Subsidiaries, without further authorization of the Commission. Xcel Energy requests that the Commission reserve jurisdiction over any pledge by Xcel Energy of the securities of public utility companies.

         The Prior Order authorizes the formation of one or more Financing Subsidiaries to issue preferred securities and/or long-term debt securities the proceeds of which may be loaned to Xcel Energy. Any issuance of such securities by a Financing Subsidiary established by Xcel Energy will be counted against the $3.0 billion financing limit described above.

         Applicant states that the proceeds from these sales would be used for purposes previously approved by the Commission in the Prior Order. In addition, any use of proceeds to invest in any "energy-related company" within the meaning of Rule 58 under the Act will be subject to the investment limitation of such rule and any investment in an "exempt wholesale generator," as defined in
Section 32 of the Act, or in a "foreign utility company," as defined in Section 33 of the Act, will be subject to the conditions and limitations imposed on Applicant by the Commission in its order in Holding Company Act Release No. 27494 (March 7, 2002) and as may be imposed by the Commission in the matter pending before the Commission in File No. 70-9635.

                  Applicant also requests that the Commission reserve jurisdiction over the issuance of additional types of securities within the limitations set forth herein. Xcel Energy may find it necessary or desirable in order to minimize financing costs or to obtain new capital under then existing market conditions to issue and sell other types of securities from time to time during the Authorization Period.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.




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